FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

TransGlobe Energy Corporation ("TransGlobe" or the "Company")

Suite 2300, 250 – 5th Street SW

Calgary, Alberta T2P 0R4

2.	Date of Material Change

March 10, 2020

3.	News Release

A news release dated March 11, 2020, disclosing in detail the material summarized in this material change report was disseminated through the facilities of Marketwire and through the facilities of the Regulatory News Service on March 11, 2020 and would have been received by the securities commissions where the Company is a "reporting issuer" and the stock exchanges on which the securities of the Company are listed and posted for trading in the normal course of their dissemination.

4.	Summary of Material Change

On March 10, 2020, the Board of Directors of TransGlobe (the "Board of Directors") resolved to reduce the Company's 2020 capital program and to suspend TransGlobe's first quarter dividend.

5.	Full Description of Material Change

5.1Full Description of Material Change:

The global reaction to the spread of COVID-19 and the resultant reduction in oil demand has negatively affected current and future forecasts of oil prices in 2020. Further, OPEC+, led by Saudi Arabia and Russia, failed to reach an agreement constraining output to support global oil prices in face of lower global demand and Saudi Arabia and Iraq stated their intentions to discount April deliveries and increase supply into the market. In light of such global oil price disruption, on March 10, 2020, the Board of Directors resolved to reduce the Company's 2020 capital program (before capitalized G&A) from US$37.1 million to US$7.1 million, and focus only on those investments that are critical to HSE and value preservation.

On March 10, 2020, the Board of Directors also resolved to suspend TransGlobe's first quarter dividend payment to manage cash, until such time that it is appropriate to reinstate. The Board of Directors will evaluate its decision on a semi-annual basis going forward.

5.2 Disclosure for Restructuring Transactions:

Not applicable.

6.	Reliance on subsection 7.1(2) of National Instrument 51-102:

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, please contact Randy Neely, President and Chief Executive Officer, by telephone at +44.7719.565729 or by facsimile at 403.770.8855.

9.	Date of Report

March 19, 2020.

Advisory on Forward-Looking Information and Statements

Certain statements included in this material change report constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to, the focus of the Company's 2020 capital program and the details thereof (including the proposed amount of such capital program); plans to re-evaluate the Board of Directors' decision to suspend dividends on a semi-annual basis going forward; and other matters.

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.

In addition to other factors and assumptions which may be identified in this material change report, assumptions have been made regarding, among other things, anticipated production volumes; the timing of drilling wells and mobilizing drilling rigs; the number of wells to be drilled; the Company's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company's capital programs; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; current and future commodity prices and royalty regimes; availability of skilled labour; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated as described herein; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.

Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things, operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure to negotiate the terms of contracts with counterparties; failure of counterparties to perform under the terms of their contracts; failure to reinstate the Company's dividend; and other factors beyond the Company's control. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.goedgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

The forward-looking statements or information contained in this material change report are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this material change report are expressly qualified by this cautionary statement.